EXHIBIT 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT (this “Amendment”) is made and entered into as of the 7th day of September, 2017, by and between Mueller Water Products, Inc., a Delaware corporation (the “Company”), and Evan L. Hart (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated July 16, 2008, as amended effective as of February 6, 2009, December 1, 2009 and March 31, 2012 (collectively, the “Agreement”);

WHEREAS, the Company and Executive desire to amend the Agreement to reflect the termination of Executive’s employment effective December 31, 2017, to provide for a retention bonus if Executive remains employed by the Company through December 31, 2017, and to make other clarifying amendments; and

WHEREAS, capitalized terms used and not defined in this Amendment shall have the meaning set forth in the Agreement.

NOW, THEREFORE, the Company and Executive, in consideration of the agreements, covenants and conditions herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Article I, Section 2(a) of the Agreement is amended by deleting the last sentence therein and replacing it with the following:

“On and effective as of December 31, 2017, Executive’s employment shall terminate (the “Termination”). Executive and the Company agree that, unless Executive’s employment is otherwise terminated prior to December 31, 2017, the Termination shall constitute and be deemed an involuntary termination by the Company without Cause. Executive and the Company agree that the Termination or any other circumstances relating to the Termination shall not entitle Executive to terminate employment for Good Reason.”

2.Article I, Section 2 of the Agreement is amended by adding the following new subsection (c) to the end thereof:

“c.
Executive understands and agrees that Executive’s employment with the Company pursuant to this Agreement shall constitute employment “at-will.” Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him (subject to the requirements of Article I, Section 4, 5 or 6, as applicable).”

3.Article I, Section 3 of the Agreement is amended by adding the following new subsection (i) to the end thereof:

“i.
Executive is eligible to earn an award payment of up to ninety thousand ($90,000) dollars (the “Retention Award”), if Executive remains employed with the Company through December 31, 2017, subject to the provisions of this Section 3(i). The Retention Award shall be payable to Executive in a single lump-sum payment on the Company’s first regularly scheduled payroll date that is coincident with or next following the date that is thirty (30) days after December 31, 2017. If, prior to December 31, 2017, Executive’s employment is terminated: (i) by the Company as a result of a termination for Cause, or (b) by Executive for any reason other than Good Reason pursuant to Section 6(b)(ii) or 6(b)(iii), the Retention Award shall be automatically forfeited.

If Executive’s employment is (a) involuntarily terminated prior to December 31, 2017 by the Company without Cause other than a termination due to Executive’s death or Disability, or (b) terminated prior to December 31, 2017 by Executive for Good Reason pursuant to Section 6(b)(ii) or 6(b)(iii), such termination shall result in an immediate vesting of the Retention Award. Subject to the provisions of this Section 3(i), such Retention Award shall be payable to Executive in a single lump sum payment on the Company’s first regularly scheduled payroll date that is coincident with or next following the date that is thirty (30) days after the date specified in the notice of separation from the Company as the date upon which Executive’s employment with the Company is to terminate.

If Executive’s employment is terminated prior to December 31, 2017 by reason of Executive’s death or Disability, Executive or Executive’s estate shall be entitled to the Retention Award on a pro-rated basis, based on the number of days Executive was actively employed by the Company between October 1, 2017 and December 31, 2017 (the “Pro-Rated Retention Award”). The Pro-Rated Retention Award shall be payable to Executive or Executive’s estate in a single lump-sum payment within thirty (30) days following the date of Executive’s termination of employment by reason of death or Disability.”

4.Articles II, III and IV of the Agreement are amended by replacing the references therein to “Employer” with “the Company.”

5.Article II, Section 1 of the Agreement is amended by adding the following new sentence to the beginning of its first paragraph:

“The parties expressly intend and agree that the non-competition, non-solicitation and non-disclosure covenants contained in this Article II and Article III shall be construed under the Georgia Restrictive Covenants Act, O.C.G.A. § 13-8-50 et seq., and case law developed thereunder.”

6.Article II, Section 1(a) of the Agreement is amended by deleting the second sentence therein and replacing it with the following:

“For purposes of this restriction, “Competitive Services” means performing services as principal financial officer with responsibility for the overall financial affairs for a company, or participating as a member of the senior leadership team in overall strategic business planning for a company with duties substantially similar to those duties Executive shall perform for the Company under this Agreement or, in the case of managerial or executive duties, managerial or executive duties for a Competing Business.”

7.Article II, Section 1(b)(iv) of the Agreement is amended by replacing its reference to “this Non-Competition Agreement” with “this Article II.”

8.Article II, Section 2 of the Agreement is amended by deleting the phrase
“within the Territory.”

9.Article II, Section 5 of the Agreement is amended by deleting the section in its entirety and replacing it with the following:

“5.
Non-Disparagement. Following the termination of employment under this Agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the United States, neither the Company nor Executive shall, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

•
Make any public statements or announcements or permit anyone to make any public statements or announcements concerning Executive’s reasons for termination with the Company without Executive’s consent; or

•
Make any public statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliated entities on the one hand, or the interests of the Executive, on the other hand.”

10.Article II, Section 4 of the Agreement is amended by replacing each reference to “you” and “your” with “Executive” and “Executive’s,” respectively.

11.Article III, Section 1 of the Agreement is amended by deleting subsections (d) and (e) thereof in their entirety and replacing them with the following:

“d.
Executive agrees that during employment and thereafter, Executive shall not use or disclose, on Executive’s own behalf or on behalf of any other person or entity, any Confidential information to employees of the Company who do not have a need-to-know or to third parties; provided, however that Executive may disclose Confidential Information during employment in the normal course of business.

e.	Executive agrees that this non-disclosure obligation shall extend for the full period of time in which such materials or information remain a trade secret or Confidential Information.”

12.Article III, Section 1 of the Agreement is amended by adding the following new subsections (g) and (h) to the end thereof:

“g.
Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

h.
Executive is hereby notified that under the Defend Trade Secrets Act: (i) no individual shall be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.”

13.Article III, Section 7 of the Agreement is amended by deleting subsection (a) in its entirety and replacing it with the following:

“a.     [Intentionally Omitted]”
14.Except as specifically amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, to be effective as of the date first above written, except as otherwise provided herein.

MUELLER WATER PRODUCTS, INC.

By:    /s/ J. SCOTT HALL

Title:    President and Chief Executive Officer

Date:    September 7, 2017

EXECUTIVE

/s/ EVAN L. HART
Evan L. Hart

Date:    September 7, 2017